CUSIP No. 29270U105                   13G                    Page 1 of 15 Pages

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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G
                               Amendment No. 2

                                (Rule 13d-102)


                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                  PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                  Under the Securities Exchange Act of 1934
                               Amendment No. 2*


                             ENERGY PARTNERS, LTD.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  29270U105
--------------------------------------------------------------------------------
                                (CUSIP Number)


                              December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-1(d)


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29270U105                   13G                    Page 2 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Evercore Capital Partners L.P.

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

        (a)  [_]
        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER     0

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER     0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER     0

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER     0

    WITH
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 29270U105                   13G                    Page 3 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Evercore Capital Partners (NQ) L.P.

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

        (a)  [_]
        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER     0

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER     0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER     0

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER     0

    WITH
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 29270U105                   13G                    Page 4 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Evercore Capital Offshore Partners L.P.

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

        (a)  [_]
        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER     0

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER     0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER     0

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER     0

    WITH
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 29270U105                   13G                    Page 5 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Evercore Co-Investment Partnership L.P.

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

        (a)  [_]
        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER     0

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER     0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER     0

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER     0

    WITH
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 29270U105                   13G                    Page 6 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Evercore Partners L.L.C.

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

        (a)  [_]
        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER     0

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER     0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER     0

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER     0

    WITH
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

CUSIP No. 29270U105                   13G                    Page 7 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Evercore Co-Investment G.P. L.L.C.

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

        (a)  [_]
        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER     0

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER     0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER     0

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER     0

    WITH
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        00
--------------------------------------------------------------------------------

CUSIP No. 29270U105                   13G                    Page 8 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Austin M. Beutner

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

        (a)  [_]
        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER     16,000 (See Note 1)

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER     0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER     0

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER     16,000 (See Note 1)

    WITH
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        16,000 (See Note 1)

--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        .05%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

Note 1: Represent Shares that could be acquired upon the exercise of stock options.

CUSIP No. 29270U105                   13G                    Page 9 of 15 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        William O. Hiltz

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

        (a)  [_]
        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER     136,000 (See Note 2)

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER     0

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER     120,000

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER     16,000 (See Note 2)

    WITH
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        136,000 (See Note 2)

--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        .4%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

Note 2: 16,000 of such Shares represent Shares that could be acquired upon the exercise of stock options.

CUSIP No. 29270U105                    13G                  Page 10 of 15 Pages



Item 1(a).  Name of Issuer:

               Energy Partners, Ltd.

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

               201 St. Charles Avenue, Suite 3400, New Orleans, LA 70170

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

               The persons filing this Statement are (i) Evercore Capital Partners L.P., a Delaware limited partnership, (ii) Evercore Capital Partners (NQ) L.P., a Delaware limited partnership,
               (iii) Evercore Capital Offshore Partners L.P., a Cayman Islands exempted limited partnership, (iv) Evercore Co-Investment Partnership L.P., a Delaware limited partnership, (v) Evercore Partners L.L.C., a Delaware limited liability company (the general partner of Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P. and Evercore Capital Offshore Partners L.P.), (vi) Evercore Co-Investment G.P. L.L.C., a Delaware limited liability company (the general partner of Evercore Co-Investment Partnership L.P.), (vii) Austin M. Beutner and (viii) William O. Hiltz (collectively, the "Evercore Entities").

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

               The address of the principal business office of the Evercore Entities is Evercore Partners Inc., 65 East 55th Street, 33rd Floor, New York, NY 10022

            --------------------------------------------------------------------

Item 2(c).  Citizenship:

               The citizenship or place of organization of each of the Reporting Persons is set forth on the cover pages.

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

               This information statement relates to the common stock, $.01 par value, of Energy Partners, Ltd. (the "Common Stock").

            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

               The CUSIP number of the Common Stock is 29270U105

            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                   Not applicable

CUSIP No. 29270U105                   13G                    Page 11 of 15 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:
            See Row 9 of each of the cover pages.
          ----------------------------------------------------------------------

     (b) Percent of class:
            See Row 11 of each of the cover pages.
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote:
                 See Row 5 of each of the cover pages.

          (ii) Shared power to vote or to direct the vote:
                 See Row 6 of each of the cover pages.

          (iii) Sole power to dispose or to direct the disposition of:
                 See Row 7 of each of the cover pages.

          (iv) Shared power to dispose or to direct the disposition of:
                 See Row 8 of each of the cover pages.
          ----------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].


         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

               Not applicable.

         ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

               Not applicable.

         -----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

               Austin M. Beutner and William O. Hiltz do not affirm the existence of a group with Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P., Evercore Co-Investment Partnership L.P., Evercore Partners L.L.C. or Evercore Co-Investment G.P. L.L.C. or with one another.


         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

               Not applicable.

         ----------------------------------------------------------------------

Item 10.  Certifications.

               Not applicable.

CUSIP No. 29270U105                   13G                   Page 12 of 15 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    EVERCORE CAPITAL PARTNERS L.P.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member,
                                           Evercore Partners L.L.C.,
                                           its General Partner



                                    EVERCORE CAPITAL PARTNERS (NQ) L.P.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member,
                                           Evercore Partners L.L.C.,
                                           its General Partner



                                    EVERCORE CAPITAL OFFSHORE PARTNERS L.P.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member,
                                           Evercore Partners L.L.C.,
                                           its General Partner



                                    EVERCORE CO-INVESTMENT PARTNERSHIP L.P.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member,
                                           Evercore Co-Investment G.P. L.L.C.,
                                           its General Partner



                                    EVERCORE PARTNERS L.L.C.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member

CUSIP No. 29270U105                   13G                   Page 13 of 15 Pages


                                    EVERCORE CO-INVESTMENT G.P. L.L.C.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member



                                    AUSTIN M. BEUTNER


                                       /s/ AUSTIN M. BEUTNER
                                    ----------------------------------
                                    Name:  Austin M. Beutner



                                    WILLIAM O. HILTZ


                                       /s/ WILLIAM O. HILTZ
                                    ----------------------------------
                                    Name:  William O. Hiltz

CUSIP No. 29270U105                   13G                   Page 14 of 15 Pages



                            JOINT FILING AGREEMENT


         We, the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.



                                    EVERCORE CAPITAL PARTNERS L.P.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member,
                                           Evercore Partners L.L.C.,
                                           its General Partner



                                    EVERCORE CAPITAL PARTNERS (NQ) L.P.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member,
                                           Evercore Partners L.L.C.,
                                           its General Partner



                                    EVERCORE CAPITAL OFFSHORE PARTNERS L.P.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member,
                                           Evercore Partners L.L.C.,
                                           its General Partner



                                    EVERCORE CO-INVESTMENT PARTNERSHIP L.P.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member,
                                           Evercore Co-Investment G.P. L.L.C.,
                                           its General Partner



                                    EVERCORE PARTNERS L.L.C.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member

CUSIP No. 29270U105                   13G                   Page 15 of 15 Pages


                                    EVERCORE CO-INVESTMENT G.P. L.L.C.


                                       /s/ M. SHARON LEWELLEN
                                    ----------------------------------
                                    Name:  M. Sharon Lewellen
                                    Title: Managing Member



                                    AUSTIN M. BEUTNER


                                       /s/ AUSTIN M. BEUTNER
                                    ----------------------------------
                                    Name:  Austin M. Beutner



                                    WILLIAM O. HILTZ


                                       /s/ WILLIAM O. HILTZ
                                    ----------------------------------
                                    Name:  William O. Hiltz